Exhibit 10.22
AGREEMENT
     This Agreement, provided to employee on April 22, 2009, and revised through mutual negotiation, is entered into between Baxter Healthcare Corporation and its affiliates (“the Company”) and John Greisch (“Employee”) arising out of Employee’s employment with, and mutual separation from, the Company. It is effective as of the date Employee signs this Agreement, subject to the expiration of any applicable revocation period.
     1. Separation Date: Through mutual discussion and agreement between the parties, Employee’s employment with the Company ends on Friday, May 1, 2009 (“Separation Date”).
     2. Payment for Work Performed: Employee will be paid up through and including the Separation Date for all work performed on regularly scheduled pay dates at his current base salary less all appropriate withholdings. The Company also will pay Employee for all earned, unused vacation days, which shall be paid on the next regularly scheduled payday following the Separation Date or sooner, if required by law. Employee acknowledges and agrees that upon payment of these amounts, he has been paid for all work performed, including all salary, bonuses, and any earned, unused vacation due to Employee up through and including the Separation Date. Employee agrees that he is entitled to no other payments whatsoever arising out of his employment with, or termination from, the Company unless otherwise expressly set forth herein.
     3. General Benefits Information: Employee understands and agrees that:
          a. he shall receive information from the Baxter Employee Benefits Center (“BEBC”) (telephone number 1-877-BAX-HR4U) regarding the ability to continue medical benefits, if any. In this regard, Employee may elect, in accordance with a federal statute (COBRA), to continue medical and dental benefits for up to eighteen (18) months following the Separation Date;
          b. his future participation, if any, in the Company’s Employee Stock Purchase Plan ceases on the Separation Date. Further information may be obtained by calling the HR Center at 1-877-BAX-HR4U;
          c. his vested, accrued benefits in the Pension Plan, the Incentive Investment Plan, and any other applicable benefit plans and policies, if any, will be administered in accordance with the terms of those plans;
          d. his stock options, restricted stock units, and performance share units, if any, will be allowed to vest or forfeit according to their terms and based on Employee’s Separation Date except as specifically set forth in

Paragraph 4 below. Further information may be obtained by contacting UBS through the 1-877-BAX-HR4U line; and
          e. to preserve any rights and/or to make various elections under the Company’s Flexible Benefits Program and Pension Plan, Employee must complete any and all requisite forms sent by BEBC. Elections under the Incentive Investment Plan must be made by calling ING through the 1-877-BAX-HR4U line.
Employee further understands and agrees that the Company is not providing, and does not intend to provide, any legal advice concerning Employee’s benefits or continuation thereof.
     4. Company’s Promises: In exchange for Employee’s promises set forth herein and provided Employee has executed this Agreement, has not revoked his acceptance within the time allowed under Paragraph 9d below, and has complied with all other obligations of this Agreement, the Company agrees:
          a. that Employee shall remain eligible to continue to vest solely in the grant of 25,200 performance share units made to Employee pursuant to the Company Equity Plan adopted as of March 15, 2007, including any payout applicable to other participants in the Plan. Any taxable income shall be reported to appropriate governmental agencies to the extent required by law;
          b. that, to recognize his performance and contributions through April 30, 2009, Employee shall receive a lump sum bonus in the amount of $189,000 less all appropriate withholdings. Any taxable income shall be reported to appropriate governmental agencies to the extent required by law. Such payment shall be made on or before May 31, 2009;
          c. that Employee shall receive a lump sum payment in the amount of $8,000 less all appropriate withholdings to cover Employee’s COBRA costs through December 31, 2009. Any taxable income shall be reported to appropriate governmental agencies to the extent required by law. Such payment shall be made on or before May 31, 2009; and
          d. that Employee shall remain eligible to receive a monthly consulting fee in the amount of $52,500 less all appropriate withholdings beginning May 31, 2009 and continuing each month through December 31, 2009 or until Employee obtains alternative, senior management-level employment, whichever is sooner. Any taxable income shall be reported to appropriate governmental agencies to the extent required by law. Such payments shall be paid monthly and the first payment shall be made within seven (7) days following May 31, 2009, or as soon as administratively feasible. Employee shall be required to alert the Company in writing within three (3) business days of his acceptance of alternative employment.

     5. Employee’s Promises: In exchange for the payments and benefits provided in Paragraph 4, which Employee acknowledges are of value, Employee (including Employee’s heirs, assigns, executors, administrators and anyone claiming for or on Employee’s behalf):
          a. promises and agrees to release and waive Employee’s right to assert, raise, file, or participate as a class member in any claims against the Company or other Released Parties which have arisen up to and including the date of this Agreement. (“Released Parties” means the Company and its parents, subsidiaries, affiliates, and assigns, plus all of its and their executives, officers, directors, attorneys, employees, agents, and employee benefit plans, plus related companies.) This waiver and release includes but is not limited to: (i) any and all claims alleging unlawful discrimination, harassment, or retaliation based on any protected category under federal, state or local laws, including but not limited to any claims under the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act,; (ii) any and all other tort or contract claims whether seeking compensatory, punitive, legal or equitable damages, attorneys’ fees and/or costs of any kind, including, but not limited to, claims for wrongful or retaliatory discharge, breach of contract or public policy, defamation, libel, slander, invasion or breach of privacy, intentional and/or negligent infliction of emotional distress, “whistleblower” retaliation claims, or personal injury; and (iii) any other claim whatsoever up through and including the date Employee signs this Agreement and whether currently known or unknown unless a waiver and release of such claim is expressly prohibited by law (collectively the “Waived and Released Claims”). This means Employee is voluntarily giving up the right to assert, raise, or file any of the Waived and Released Claims against the Company and that the Company shall have an affirmative defense to any such claim, if asserted, raised or filed;
          b. promises and agrees to not accept any money as a result of his filing of any charge against the Company with any federal, state, or administrative agency and to not accept any money as a result of any third party filing of any such charge against the Company;
          c. promises and agrees to “covenant not to sue” the Company (or any other Released Party) for, or based on, any Waived and Released Claim set forth in section “a” of this Paragraph. The covenant not to sue is different from and in addition to the waiver and release set forth in section “a” of this Paragraph. The covenant means Employee is promising not to file a lawsuit in any forum (by way of example, in court or arbitration) concerning any of the Waived and Released Claims. However, this covenant not to sue does not apply to a lawsuit to enforce the terms of this Agreement. This covenant not to sue also does not apply to a lawsuit to challenge the validity of this Agreement under the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act. If Employee sues in violation of this covenant not to sue,

Employee will be liable to the Released Party for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if Employee sues in violation of this covenant not to sue, the Released Party can require Employee to return all but $500 of the money and other benefits paid to Employee pursuant to this Agreement. In that event, the Company shall be excused from making any payments or continuing any benefits otherwise owed to Employee under this Agreement. The $500 shall serve as consideration for enforcement of all provisions of this Agreement, which shall remain in effect and enforceable to the extent permitted by law;
          d. promises and agrees to return on or before Employee’s Separation Date all Company property (by way of example this includes, but is not limited to, key cards, badges, computers, handheld computer devices, cell phones, credit cards, files, documents, disks, building/parking passes);
          e. promises and agrees to not disclose, use, or share any confidential, non-public information of the Company that Employee acquired during the course of his employment with the Company with/to any third party without the prior written consent of the General Counsel of the Company;
          f. understands and agrees that the Company has a protected interest in the goodwill of its employees and that the Company may be significantly and irreparably harmed by the departure of personnel, or key personnel, due to any solicitation by Employee or on Employee’s behalf. As a result, Employee promises and agrees that for a period of two (2) years following Employee’s Separation Date, Employee: (i) shall not hire or solicit, or attempt to solicit, or encourage any Company employee to leave the Company’s employ; and (ii) shall not assist any third party in hiring or soliciting or encouraging any Company employee to leave Baxter’s employ or become employed elsewhere. This restriction specifically shall include, but not be limited to, providing information about any current Company employee (e.g., name, contact information, skills, experience) to any recruiter, retained search firm, or any other third-party or person or entity for purposes of hiring that employee or soliciting or encouraging that employee to leave Baxter or to be recruited or employed elsewhere, provided however, that this provision shall not prohibit Employee from solely acting as a reference for a person who may be pursuing employment with a third party not connected to Employee or any entity with whom Employee may be employed or affiliated;
          g. understands and agrees that the Company has a protected interest in the goodwill of its confidential and proprietary information and competitive advantage. Employee understands and agrees that given Employee’s role as the Company’s Corporate Vice President, President-International, and Employee’s prior roles within the Company, Employee possesses significant knowledge and information concerning, inter alia, the Company’s processes, financial, marketing and sales plans, short and long term strategies, key personnel, finances, and research and development for all three business units (Medication Delivery, BioScience and Renal) both within the United States and internationally. As a result, employee understands and agrees that disclosure of any confidential and proprietary information will cause the Company significant and irreparable harm. Employee further understands and agrees that he will not, directly or indirectly, be employed by, associated with, or in any manner connected with, or render services, advice, or encouragement to, any person or group offering, proposing (whether publicly or otherwise), seeking to enter into, entering into, or otherwise being involved in, any merger, proxy solicitation, tender offer, acquisition of Company assets or securities, business combination, recapitalization, restructuring, or other extraordinary transaction relating to all or part of the Company, nor shall Employee enter into any discussions, negotiations, arrangements, or understandings with respect to the foregoing with any person or group other than the Company. Employee further promises and agrees that for a period of two (2) years, Employee shall not be employed (whether as an employee, owner, officer, principal, director, advisor, consultant or contractor or in any other capacity) at any of the entities set forth on Exhibit A and incorporated herein by reference, which are known and direct competitors of the Company (hereinafter the “Competitive Entity(ies)”) provided, however, that if Employee so requests, the Company may provide a waiver of this provision to allow Employee to be employed at a Competitive Entity. To be effective, any such waiver must be in writing and signed by the Chief Executive Officer of the Company;
          h. to cooperate as reasonably necessary in any litigation, claim, investigation, or subpoena involving or relating to the Company for which Employee may, due to his prior employment with the Company, have knowledge. This shall include Employee being available to meet with the Company’s legal representatives and appearing to testify as a witness in administrative or court proceedings or in depositions provided that the Company shall make reasonable efforts to schedule any such meetings or appearances at mutually agreeable times and locations. Employee acknowledges that in the course of his employment he may have received attorney-client communications and attorney work product and confidential and proprietary information. So that the Company has an adequate opportunity to protect this information, Employee also agrees not to speak to any third-party in connection with any threatened or filed litigation, claim, investigation or subpoena without first getting the express written consent of Baxter’s General Counsel, unless otherwise required by law. Employee in addition agrees that he will, within forty-eight (48) hours of receipt of any such request, pleading, or subpoena, notify the General Counsel to allow the Company to assert any and all available legal defenses;
          i. to assist in the transition of his duties and to remain available to answer questions or provide information concerning his past employment or duties as reasonably necessary to effectuate any such transition; and

          j. not to defame, disparage libel or slander the Company or any of its officers, executives, or directors.
     6. Additional Limitations on Employee’s Promises: This Agreement does not in any way: (i) limit or proscribe Employee’s non-waivable right to file a charge with the EEOC or to cross file such a charge with a state agency (or to file a charge with another administrative agency, if, and only if, such proscription is expressly prohibited by law); (ii) require Employee to dismiss any pending charge(s) with the EEOC or cross-filed state agency charge(s) (or to dismiss a charge filed with another agency, if, and only if, such required dismissal is expressly prohibited by law); (iii) limit or proscribe Employee’s non-waivable right to participate as a witness or cooperate in any investigation by the EEOC (or to participate or cooperate with another federal or state agency, if, and only if, such proscription is expressly prohibited by law); (iv) apply to any claim arising out of conduct occurring after the date this Agreement is signed; and (v) limit or proscribe Employee’s right to file a claim to enforce the terms of this Agreement.
     7. Employee Representations Concerning Company Conduct: Unless expressly stated herein, Employee is not aware of any actions by the Company or any of the Released Parties up through and including the Separation Date that evidence: (i) any inappropriate, discriminatory, harassing, unlawful, unethical, or retaliatory conduct of any kind whatsoever (“Inappropriate Conduct”) against Employee or any other third person or entity, (ii) any failure of the Company to reasonably investigate or respond to any complaint that Employee has made about Inappropriate Conduct, or (iii) any failure by the Company to comply with any applicable laws, statutes, rules, or regulations whether under federal, state, or local law.
     8. Miscellaneous Terms: This Agreement:
          a. may be executed in multiple counterparts, each part constituting an original. A facsimile shall constitute an original copy;
          b. shall not be construed as an admission of wrongdoing on the part of the Company, Employee, or the Released Parties;
          c. if found to be unenforceable, in whole or in part, shall be modified so as to give full effect to the parties’ intentions or, if not possible, the unenforceable provision excised from the Agreement with each and every remaining portion of the Agreement remaining in full force and effect; and
          d. shall supersede any prior oral or written communications concerning the subject matter or terms of this Agreement.

     9. Employee’s Acknowledgement and Agreement: Employee understands, acknowledges and agrees that he has:
          a. carefully read and fully understands the Agreement and is signing this Agreement knowingly and voluntarily and without duress or coercion;
          b. been advised to consult with an attorney, at his own expense, prior to executing this Agreement;
          c. been given a full twenty-one (21) days within which to consider the Agreement before signing it; and
          d. seven (7) days following execution of this Agreement to revoke his acceptance of this Agreement by delivering a written notice of revocation to “Jeanne Mason, Corporate Vice President, Human Resources, Baxter Healthcare Corporation, One Baxter Parkway, Deerfield, Illinois 60015.” Employee understands that if he does not sign this Agreement and/or revokes acceptance of this Agreement within this revocation period, he is not entitled to the payment and promises set forth under Paragraph 4.
THIS AGREEMENT CONSISTING OF EIGHT (8) PAGES (INCLUDING EXHIBIT A) IS ACCEPTED AND AGREED:
THIS AGREEMENT MUST BE SIGNED BY EMPLOYEE AND RETURNED TO JEANNE MASON BY MAY 13, 2009 TO BE ENFORCEABLE. IF NOT RECEIVED BY THIS DATE, EMPLOYEE WILL BE DEEMED TO HAVE REJECTED THIS AGREEMENT.

/s/ John J. Greisch Employee

April 23, 2009 Employee’s Date of Execution

/s/ Robert L. Parkinson, Jr. Authorized Company Representative

April 23, 2009 Company’s Date of Execution